Exhibit 99.1

AIM ImmunoTech, Inc. Announces Pricing of $8 Million Public Offering

OCALA, FL (September 25, 2019) – AIM ImmunoTech, Inc. (NYSE American: AIM) (the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, today announced the pricing of an underwritten public offering of (i) 1,740,550 shares of common stock together with common stock warrants (the “common warrants”) to purchase 1,740,550 shares of common stock and (ii) 7,148,310 pre-funded warrants, with each pre-funded warrant exercisable for one share of common stock, together with common warrants to purchase 7,148,310 shares of common stock. The shares of common stock (or pre-funded warrants, as applicable) and accompanying common warrants are being sold together at a combined public offering price of $0.90 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The common warrants will have an exercise price of $0.99 per share, will be immediately exercisable and will expire five years from the date of issuance. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,333,329 shares of common stock and/or 1,333,329 common warrants to cover over-allotments, if any.

The gross offering proceeds to the Company from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants, are expected to be approximately $8 million. The offering is expected to close on or about September 27, 2019, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering for the manufacturing of Ampligen, ongoing clinical trials and general administrative and operational expenses associated with the Company’s ongoing activities.

A.G.P./Alliance Global Partners is acting as sole book-running manager for the offering.

A registration statement on Form S-1 (No. 333-233657) relating to the offering was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on September 25, 2019. The offering is being made only by means of a prospectus. A copy of the final prospectus relating to the offering will be filed with the SEC and may be obtained, when available, by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AIM ImmunoTech, Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

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Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For example, no assurance can be given as to whether the current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data. Among other things, for forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

Hayden IR

Phone: 646-755-7412

Email: James@HaydenIR.com

AIM ImmunoTech Inc.

Phone: 800-778-4042

Email: IR@aimimmuno.com

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